Exhibit 23.1

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-145194) pertaining to the National Interstate Savings and Profit Sharing Plan of our report dated June 25, 2012 with respect to the financial statements and supplemental schedule of the National Interstate Savings and Profit Sharing Plan included in the Annual Report (Form 11-K) for the years ended December 31, 2011 and 2010.

/s/ Meaden & Moore, Ltd.

Cleveland, Ohio

June 25, 2012